                                                                EXHIBIT 10.8.2.1


                              EMPLOYMENT AGREEMENT
                              --------------------

This EMPLOYMENT AGREEMENT is entered into by and between Avery Dennison Corporation, a Delaware corporation (the "Company") and Philip M. Neal (the "Executive"), effective as of May 1, 1998.

The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to enter into a new Employment Agreement with Executive to assure that the Company will have the continued dedication of the Executive. This Agreement contains the entire agreement between the parties with respect to the matters specified herein and supersedes all prior oral and written employment agreements, understandings and commitments between the Company and Executive and any Executive Employment Security Policy of the Company covering the Executive; except that the Option to Purchase Agreement between the Company and Executive dated February 22, 1993, relating to a painting located in Executive's office, shall remain in effect.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.   Certain Definitions
------------------------

(a) The "Effective Date" shall mean the date hereof, which is set forth in the first paragraph of this Agreement.

(b) The "Employment Period" shall mean the period commencing on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, that commencing on the first day of the month next following the Effective Date and on the first day of each month thereafter (the most recent of such dates is hereinafter referred to as the "Renewal Date"), the Employment Period shall be automatically extended so as to terminate on the third anniversary of such Renewal Date (but not later than the date when the Executive attains age 65), unless the Company or Executive shall give notice to the other that the Employment Period shall not be further extended prior to any such Renewal Date.

2.   Change of Control
----------------------

For the purpose of this Agreement, a "Change of Control" shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company,
(ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and
(iii) of subsection (c) of this Section 2; or

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(b)  Individuals who, as of the date hereof, constitute the Board (the
"Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or


(c) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and
(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or


(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.


3.   Employment Period
----------------------

The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the "Effective Date" and continuing during the "Employment Period," as defined in Sections 1(a) and (b) above.

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

4.   Terms of Employment
------------------------

(a)  Position and Duties

     (i) Executive is currently employed as President and Chief Executive Officer of the Company. During the Employment Period, (A) the Executive's position (including titles), authority, duties and responsibilities shall be at least commensurate with the most significant of those held, exercised and assigned to the Executive at any time during the 120-day period immediately preceding the Effective Date, and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.

     (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

(b)  Compensation
-----------------

     (i)   Base Salary

     During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") which shall be paid at a monthly rate at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term "Annual Base Salary" as utilized in this Agreement shall refer to Annual Base Salary as so increased; provided, however, that Executive's Annual Base Salary may be reduced prior to a Change of Control as part of any general, across the board salary reduction which applies in a comparable manner to other officers or senior executives of the Company, but not by more than ten percent (10%) (unless Executive agrees to accept a larger reduction) during any calendar year. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

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     (ii)   Annual Bonus

     In addition to Annual Base Salary, the Executive shall be eligible to receive, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") under the Company's Senior Executive Incentive (Leadership) Compensation Plan, or any comparable bonus under any successor plan (such plans, collectively, the "Annual Bonus Plans"), including any Annual Bonus which has been earned but deferred. After a Change of Control, the Executive shall be awarded for each fiscal year ending during the Employment Period an Annual Bonus in cash at least equal to the Executive's average Annual Bonus for the last three full fiscal years prior to the Change of Control (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the "Recent Annual Bonus"). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

     (iii)  Incentive, Savings and Retirement Plans

     During the Employment Period, the Executive shall be entitled to participate in all incentive, savings, retirement, deferral (including the plans described in Section 6(a)(v) below), and nonqualified supplemental pension (including the Benefit Restoration Plan) plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies. In no event shall such plans, practices, policies and programs provide the Executive after a Change of Control with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, which are less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, those provided generally at any time after the Change of Control to other peer executives of the Company and its affiliated companies.


     (iv)   Welfare Benefit Plans

     During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies. In no event shall such plans, practices, policies and programs provide the Executive after a Change of Control with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, those provided generally at any time after the Change of Control to other peer executives of the Company and its affiliated companies.

     (v)     Expenses

     During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect for the Executive from time to time. After a Change of Control, such reimbursement shall be made in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

     (vi)    Fringe Benefits

     During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, if applicable, tax and financial planning services, payment of club dues, and automobile lease and payment of related expenses, in accordance with the plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive from time to time. After a Change of Control, such fringe benefits shall be provided in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

     (vii)   Office and Support Staff

     During the Employment Period, the Executive shall be entitled to an office and support staff in accordance with the practices and policies of the Company and its affiliated companies in effect for the Executive from time to time. After a Change of Control, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

     (viii)  Vacation

     During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company and its affiliated companies in effect for the Executive from time to time. After a Change of Control, the Executive shall be entitled to vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Change or Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

5.   Termination of Employment
------------------------------

(a)  Death or Disability

The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for a period of (i) ninety (90) consecutive calendar days or (ii) an aggregate of one hundred fifty (150) calendar days in any fiscal year of the Company as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.


(b)  Cause

The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

     (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

     (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chairman or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a notice that the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)  Good Reason

The Executive's employment may be terminated by the Executive during the Employment Period for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

     (i) without the express written consent of the Executive, the assignment to the Executive of any duties or any other action by the Company which results in a material diminution in the Executive's position (including titles), authority, duties or responsibilities from those contemplated by
Section 4(a)(i) of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

     (ii)  any failure by the Company to comply with any of the provisions of
Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

     (iii) the Company's requiring the Executive to be based at any office or location more than 50 miles from the location where the Executive was employed immediately preceding the Effective Date;

     (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

     (v) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

(d)  Notice of Termination

Any termination during the Employment Period by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement.
For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.


(e)  Date of Termination

"Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

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6.   Obligations of the Company upon Termination
------------------------------------------------

(a)  Good Reason; Other Than for Cause, Death or Disability

If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:


     (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the present value, determined in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the "Code"), of the aggregate of the following amounts under A, B and C below; provided however, that prior to a Change of Control, the Company, in its discretion, may determine to pay any such amount when it otherwise would have been paid if the Executive's employment had not been terminated until the end of the Employment Period:

           (A) the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid and (2) the excess of (A) the product of (x) (i) if a Change of Control does not occur during the fiscal year which includes the Date of Termination, the Annual Bonus which would have been payable to the Executive for such entire fiscal year or (ii) if a Change of Control does occur during the fiscal year which includes the Date of Termination, the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, over (B) any amounts previously paid to the Executive pursuant to the terms of the Annual Bonus Plans as bonuses with respect to the year that includes the Date of Termination (the sum of the amounts described in clauses
(1) and (2) shall be hereinafter referred to as the "Accrued Obligations"); and

           (B) the amount equal to the product of (1) three (or the number of years, including partial years, until the end of the Employment Period, if less) and (2) the Executive's highest combined Annual Base Salary and Annual Bonus during any of the last three full fiscal years prior to the Date of Termination; and

           (C) an amount equal to the difference between (a) the aggregate benefit under the Company's qualified defined benefit retirement plans (collectively, the "Retirement Plan") and any excess or supplemental defined benefit retirement plans (including the Benefit Restoration Plan) in which the Executive participates (collectively, the "SRP") which the Executive would have accrued (whether or not vested) if the Executive's employment had continued for three years after the Date of Termination, but not after the date on which the Executive attains age 65, and (b) the actual vested benefit, if any, of the Executive under the Retirement Plan and the SRP, determined as of the Date of Termination (with the foregoing amounts to be computed on an actuarial present value basis, based on the assumption that the Executive's compensation in each of the three years following such termination would have been that required by
Section 4(b)(i) and Section 4(b)(ii), and using the actuarial assumptions in effect for purposes of computing benefit entitlements under the Retirement Plan and the SRP at the Date of Termination or, following a Change of Control, using actuarial assumptions no less favorable to the Executive than the most favorable assumptions which were in effect for such purposes at any time from the day before the Change of Control through the Date of Termination;

     (ii) for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in
Section 4(b)(iv) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, programs, practices and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period;

     (iii) if the Date of Termination occurs after a Change of Control, the Company shall, at its sole expense as incurred (but in no event to exceed $50,000), provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive's sole discretion;

     (iv) the Executive shall be entitled to purchase at depreciated book value the automobile (if any) which the Company was providing for the use of such Executive, and to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, practice or policy or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits");

     (v) the Executive shall be treated, for purposes of the Company's Executive Deferred Compensation Plan, Executive Variable Deferred Compensation Plan, Executive Deferred Retirement Plan, Executive Variable Deferred Retirement Plan, and any successor or similar plans, as if he had three more years of service, and attained an age three years older, than his actual years of service and age as of the Date of Termination; provided, however, that Executive shall be credited with the number of years of service and attained age (in addition to his actual years of service and attained age on the Date of Termination) which are required in order to satisfy the eligibility requirements for "early retirement" benefits and to receive the retirement interest rate under such plans, if the Date of Termination occurs after a Change of Control;

     (vi) the Executive shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums (to the extent possible under the terms of the applicable policies) any assignable insurance policy owned by the Company which relates specifically to the Executive; provided that the Company shall have no obligation to pay off any loans against said insurance policy, and the Executive shall reimburse the Company for the cash value of such insurance policy (if any);

     (vii) the Executive shall be entitled to receive payments of deferred cash incentive awards under the amended and restated Key Executive Long-Term Incentive Plan ("LTIP") or any successor plan for performance cycles which commence while the Executive is employed with the Company equivalent to the payments which he would have received if he had remained employed with the Company for three years after the Date of Termination (but not later than age
65), or such other payments (if greater) as may be provided under the LTIP upon a Change of Control or otherwise; and

     (viii) all stock options granted to Executive under the Company's stock option plans shall become immediately vested on the Date of Termination.

If the Executive should die while receiving payments pursuant to this Section 6(a), the remaining payments which would have been made to the Executive if he had lived shall be paid to the beneficiary designated in writing by the Executive; or if there is no effective written designation, then to his spouse; or if there is neither an effective written designation nor a surviving spouse, then to his estate. Designation of a beneficiary or beneficiaries to receive the balance of any such payments shall be made by written notice to the Company, and the Executive may revoke or change any such designation of beneficiary at any time by a later written notice to the Company.


(b)  Death

If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, after a Change of Control the term "Other Benefits" as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as were in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.


(c)  Disability

If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period in accordance with Section 5(a), this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, after a Change of Control the term "Other Benefits" as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as were in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

(d)  Cause; Other than for Good Reason

If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) the Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, or retires at age 65 or thereafter, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

7.   Non-exclusivity of Rights
------------------------------
Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement (other than this Agreement) with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. The Executive shall no longer be covered by any prior employment agreement or any Executive Employment Security Policy of the Company after the Effective Date of this Agreement.

8.   Full Settlement; Offsets
-----------------------------
Except as provided in this Section 8, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. However, the amount of any payments and benefits provided for in this Agreement shall be reduced by one hundred percent (100%) of any benefits and earned income (within the meaning of Section 911(d)(2)(A) of the Code) which is earned by the Executive for services rendered to persons or entities other than the Company or its affiliates during or with respect to the Employment Period or, after a Change of Control, during the 36-month period after the Date of Termination. Medical and welfare benefits shall be offset as provided in Section 6(a)(ii).

Not less frequently than annually (by December 31 of each year), the Executive shall account to the Company with respect to all benefits and earned income earned by the Executive which are required hereunder to be offset against payments or benefits received by the Executive from the Company. If the Company has paid amounts in excess of those to which the Executive is entitled (after giving effect to the offsets provided above), the Executive shall reimburse the Company for such excess by December 31 of such year. The requirements imposed under this paragraph shall terminate on December 31 of the calendar year in which the Employment Period ends or, after a Change of Control, December 31 of the calendar year which includes the third anniversary of the Date of Termination.

9.   Certain Additional Payments by the Company
-----------------------------------------------

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm which serves as the Company's auditor immediately prior to the Change of Control (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company or the Executive. In the event that such Accounting Firm declines to act, the Company shall appoint another nationally recognized accounting firm (which is acceptable to the Executive) to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

     (i) give the Company any information reasonably requested by the Company relating to such claim,

     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

     (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall defend, indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall defend, indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10.  Confidential Information
-----------------------------

The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential business information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted or alleged violation of the provisions of this
Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11.  Successors
---------------

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

12.  Miscellaneous
------------------
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This

Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


     If to the Executive:                  If to the Company:
     -------------------                   -----------------
     Philip M. Neal                        Avery Dennison Corporation
     518 Pacific Avenue                    North Orange Grove Boulevard
     Manhattan Beach, CA 90266             Pasadena, California 91103
                                           Attention:  General Counsel


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

13.  Arbitration; Attorneys Fees
--------------------------------
(a) The parties agree that any disputes, controversies or claims which arise out of or are related to this Agreement, Executive's employment or the termination of his employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Agreement, and/or any other claim or controversy arising out of the relationship between the Executive and Company (or the nature of the relationship) or the continuation or termination of that relationship, including, but not limited to, claims that a termination was for Cause or for Good Reason, claims for breach of covenant, breach of an implied covenant of good faith and fair dealing, wrongful termination, breach of contract, or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with advantageous or contractual relations, fraud, conspiracy or other tort or property claims of any kind, which are not settled by agreement between the parties, shall be settled by arbitration in accordance with the then-current Rules of Practice and Procedure for Employment Arbitration ("Rules") of the Judicial Arbitration and Mediation Services, Inc. ("JAMS").

The arbitration shall be before a single arbitrator selected in accordance with the JAMS Rules or otherwise by mutual agreement of the parties. The arbitration shall take place in Los Angeles County, California, unless the parties agree to hold the arbitration at another location. Depositions and other discovery shall be allowed in accordance with the JAMS Rules. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California or federal law, or both, as applicable to the claim(s) asserted

(b) In consideration of the parties' agreement to submit to arbitration all disputes with regard to this Agreement and/or with regard to any alleged contract, or any other claim arising out of their conduct, the relationship existing hereunder or the continuation or termination of that relationship, and in further consideration of the anticipated expedition and the minimizing of expense of this arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy, and each party expressly waives any right he or it may have to seek redress in any other forum. The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, both the Company and the Executive agree that neither of them shall initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Agreement.

(c) Any claim which either party has against the other party that could be submitted for resolution pursuant to this Section must be presented in writing by the claiming party to the other party within one year of the date the claiming party knew or should have known of the facts giving rise to the claim, except that claims arising out of or related to the termination of the Executive's employment must be presented by him within one year of the Date of Termination. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time periods specified shall be waived and forever barred, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

(d) The Company shall advance the costs and expenses of the arbitrator. In any arbitration to enforce any of the provisions or rights under this Agreement, the unsuccessful party in such arbitration, as determined by the arbitrator, shall pay to the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover an award in any such arbitration proceeding, such costs, expenses and attorneys' fees shall be included as part of such award. Notwithstanding the foregoing provision, in no event shall the successful party or parties be entitled to recover an amount from the unsuccessful party for costs, expenses and attorneys' fees that exceeds the unsuccessful party's costs, expenses and attorneys' fees in connection with the action or proceeding.

(e) Any decision and award or order of the arbitrator shall be final and binding upon the parties hereto and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.

(f) Each of the above terms and conditions shall have separate validity, and the invalidity of any part thereof shall not affect the remaining parts.

(g) Any decision and award or order of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute to the full extent permitted by law. In all other cases the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the employee in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute.

IN WITNESS WHEREOF, the Executive has executed this Agreement and, pursuant to the authorization from the Compensation and Executive Personnel Committee of the Board of Directors, the Company has caused this Agreement to be executed, all as of the day and year first above written.




AVERY DENNISON CORPORATION                    EXECUTIVE

/s/ Robert G. van Schoonenberg                /s/ Philip M. Neal
--------------------------------------        --------------------------
Robert G. van Schoonenberg                    Philip M. Neal
Senior Vice President, General Counsel
and Secretary